Exhibit 10.1

December 14, 2006

Mr. Michael R. Dougherty

Dear Mr. Dougherty,

This letter (this “Second Amendment”) will amend that certain letter agreement dated October 24, 2002, between you and Adolor Corporation (the “Company”) (the “Letter Agreement”), as amended January 26, 2004 (the “First Amendment”), a copy of the Letter Agreement and the First Amendment are appended to this letter as Exhibit A. The Letter Agreement, First Amendment and this Second Amendment shall together constitute the “Agreement”).

Effective December 14, 2006, you have been elected to the position of President and Chief Executive Officer of the Company. You and the Company agree that this Second Amendment updates and replaces effective the date of such election, the language in the Letter Agreement under the heading “Positions and Responsibilities” as follows:

Positions and Responsibilities

Effective December 14, 2006, you have been elected to the position of President, Chief Executive Officer of the Company and a member of the Company’s Board of Directors. In this position, you will have the duties, responsibilities and authority normally associated with the offices and positions of a member of the board of directors, president and chief executive officer of a corporation, including, without limitation, operational and management authority with respect to the overall operations and day-to-day business and affairs of the Company.

Compensation

You and the Company agree that upon your election to President and Chief Executive Officer of the Company: (i) your Base Salary shall be $400,000; (ii) your target bonus shall be 50%; (iii) the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall grant to you options to purchase 400,000 shares of the Company’s Common Stock pursuant to the Company’s 2003 Stock-Based Incentive Compensation Plan (the “Plan”) which options shall vest monthly over 48 months; and (iv) the Compensation Committee shall grant to you an Award (the “Award”) under the Plan consisting of 75,000 restricted shares of the Company’s common stock which Award shall vest as follows: (i) 37,500 shares of the Restricted Stock on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus; and (ii) 37,500 shares of the Restricted Stock on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction, subject to acceleration of vesting on a Change of Control as defined in the Plan.

Except as set forth in this Second Amendment, the Agreement shall remain in full force and effect.

Sincerely,

ADOLOR CORPORATION

By:	/s/ David M. Madden
Name:	David M. Madden
As its:	Chairman, Board of Directors

AGREED TO AND ACCEPTED THIS 14th DAY of December, 2006

/s/ Michael R. Dougherty
Michael R. Dougherty

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